Exhibit 4.18

Execution Version

SHARE PURCHASE AGREEMENT

By and Between

IONIS PHARMACEUTICALS, INC.

AND

PROQR THERAPEUTICS N.V.

Dated as of October 26, 2018

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7.	Company’s Conditions to Closing	13

	7.1 Representations and Warranties	13
	7.2 Covenants	13
	7.3 Investor Agreement	13
	7.4 License Agreement	13

8.	Mutual Conditions to Closing	13

	8.1 HSR Act and Other Qualifications	14
	8.2 Absence of Litigation	14
	8.3 No Prohibition	14
	8.4 Milestones	14

9.	Termination	14

	9.1 Ability to Terminate	14
	9.2 Effect of Termination	15

10.	Additional Covenants and Agreements	15

	10.1 Market Listing	15

11.	Miscellaneous	16

	11.1 Governing Law	16
	11.2 Waiver	16
	11.3 Notices	16
	11.4 Entire Agreement	16
	11.5 Amendments	16
	11.6 Headings; Nouns and Pronouns; Section References	16
	11.7 Severability	17
	11.8 Assignment	17
	11.9 Successors and Assigns	17
	11.10 Counterparts	17
	11.11 Third Party Beneficiaries	17
	11.12 No Strict Construction	17
	11.13 Survival of Warranties	17
	11.14 Remedies	18
	11.15 Expenses	18

Exhibit A – Form of Cross Receipt

Exhibit B – Form of Investor Agreement

Exhibit C – Notices

ii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 26, 2018 (the “Execution Date”), by and between Ionis Pharmaceuticals, Inc. (the “Investor”), a Delaware corporation, and ProQR Therapeutics N.V. (the “Company”), a public company with limited liability incorporated under the laws of the Netherlands.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain ordinary shares, nominal value Euro 0.04 per ordinary share of the Company (the “Ordinary Shares”).

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1.         Definitions.

1.1       Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non- corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” shall have the meaning set forth in the preamble, including all Exhibits attached hereto.

“Aggregate Purchase Price” shall mean (i) the First Installment with respect to the Initial Closing, (ii) Second Installment with respect to the Second Closing, (iii) the First Development Milestone Payment with respect to the First Development Milestone Closing, and (iv) the Second Development Milestone Payment with respect to the Second Development Milestone Closing.

“Business Day” shall mean a day on which commercial banking institutions in New York, New York are open for business.

“Closing” shall mean the Initial Closing, the Second Closing, First Development Milestone Closing, and/or the Second Development Milestone Closing, as applicable.

“Cross Receipt” shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.

“Development Milestone Payment” shall have the meaning ascribed to such term in the License Agreement.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Execution Date” shall have the meaning set forth in the preamble of this Agreement.

“First Development Milestone” shall mean the first dosing of a Licensed Product in a Pivotal Clinical Study. “Pivotal Clinical Study” shall have the meaning given to such term in the License Agreement.

“First Development Milestone Closing” shall mean the closing of the purchase and sale of the First Development Milestone Shares hereunder.

“First Development Milestone Payment” shall mean the Development Milestone Payment corresponding to the First Development Milestone, as set forth in Table 1 of Section 5.2.1 of the License Agreement.

“First Development Milestone Shares” shall mean a number of Ordinary Shares equal to the quotient of (i) the First Development Milestone Payment divided by (ii) the Share Price.

“First Installment” shall have the meaning ascribed to such term in the License Agreement.

“First Installment Shares” shall mean 112,473 Ordinary Shares, which is the result of the quotient of (i) the First Installment divided by (ii) an amount equal to (x) 1.2 multiplied by (y) the Share Price.

“Governmental Authority” shall mean any court, agency, authority, department or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Initial Closing” shall mean the closing of the purchase and sale of the First Installment Shares hereunder.

“Investor Agreement” shall mean that certain Investor Agreement between the Investor and the Company, to be dated as of the Closing Date, in the form of Exhibit B attached hereto, as the same may be amended from time to time.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“License Agreement” shall mean that certain license agreement between the Company and the Investor dated as of the date hereof, relating to Investor’s point mutation selective targeting approach for autosomal dominant retinitis pigmentosa.

“Licensed Product” shall have the meaning ascribed to such term in the License Agreement.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has (i) a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) or (ii) to the extent that any such Effect results from or arises out of: (A) changes in conditions in the global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in the International Financial Reporting Standards or interpretations thereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (C) the announcement, pendency or performance of this Agreement or the License Agreement, or the consummation of the Transaction or the identity of the Investor, (D) any change in the trading prices or trading volume of the Ordinary Shares (it being understood that the facts giving rise to or contributing to any such change may be deemed to constitute, or be taken into account when determining whether there has been or will be, a Material Adverse Effect, except to the extent any of such facts is an Effect referred in clauses (A) through (J) of this definition), (E) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (F) earthquakes, hurricanes, floods or other natural disasters, (G) any action taken by the Company contemplated by this Agreement or in accordance with the License Agreement or with the Investor’s written consent, (H) any breach, violation or non-performance by the Investor or any of its Affiliates under the License Agreement, or (I) shareholder litigation arising out of or in connection with the execution, delivery or performance of the Transaction Agreements or the License Agreement; provided, that with respect to clauses (A), (B), (E) and (F) such Effect does not have a materially disproportionate and adverse effect on the Company relative to most other comparable companies and their respective subsidiaries, taken as a whole, in the biotechnology or biopharmaceutical industries.

“Organizational Documents” shall mean the Articles of Association of the Company, to be found at (http://ir.proqr.com/corporate-governance) as amended through the date of this Agreement.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Second Closing” shall mean the closing of the purchase and sale of the Second Installment Shares hereunder.

“Second Development Milestone” shall mean the first NDA Approval of a Licensed Product. “NDA Approval” shall have the meaning ascribed to such term in the License Agreement.

“Second Development Milestone Closing” shall mean the closing of the purchase and sale of the Second Development Milestone Shares hereunder.

“Second Development Milestone Payment” shall mean the Development Milestone Payment corresponding to the Second Development Milestone, as set forth in Table 1 of Section 5.2.1 of the License Agreement.

“Second Development Milestone Shares” shall mean a number of Ordinary Shares equal to the quotient of (i) the Second Development Milestone Payment divided by (ii) the Share Price.

“Second Installment” shall have the meaning ascribed to such term in the License Agreement.

“Second Installment Milestone” shall mean the dosing of the first human subject in a Clinical Study, or, if such Clinical Study is put on hold or terminated due to safety concerns prior to payment of the Second Installment, the date the Clinical Study is removed from such hold or, if the Clinical Study is terminated, the date the next Clinical Study is Initiated. “Clinical Study” and “Initiated” shall have the meanings ascribed to such terms in the License Agreement.

“Second Installment Shares” shall mean a number of Ordinary Shares equal to the quotient of (i) the Second Installment divided by (ii) an amount equal to (x) 1.2 multiplied by (y) the Share Price.

“Share Price” shall be calculated using the trailing 20-trading day volume weighted average on the Nasdaq Global Market ending on and including the trading day immediately prior to achievement of the applicable Triggering Event.

“Shares” shall mean the First Installment Shares, the Second Installment Shares, the First Development Milestone Shares, and/or the Second Development Milestone Shares, as applicable.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Transaction” means the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement and the Investor Agreement.

“Triggering Event” shall mean the Execution Date, the Second Installment Milestone, the First Development Milestone or the Second Development Milestone, as applicable.

1.2       Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section

Closing Date	Section 3.1

Ordinary Shares	Preamble

Company	Preamble

Company SEC Documents	Section 4.11(a)

Equity Limit	Section 2(b)

Exchange Act	Section 4.11(a)

Final Termination Date	Section 9.1(b)

HSR Act	Section 4.7

Investor	Preamble

LAS	Section 4.7

Modified Clause	Section 11.7

Permits	Section 4.10

Original Termination Date	Section 9.1(b)

SEC	Section 4.7

Securities Act	Section 4.11(a)

2.         Purchase and Sale of Ordinary Shares.

(a)        Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company:

(i)         At the Initial Closing, the First Installment Shares;

(ii)        At the Second Closing, the Second Installment Shares;

(iii)      At the First Development Milestone Closing, the First Development Milestone Shares; and

(iv)      At the Second Development Milestone Closing, the Second Development Milestone Shares.

(b)        Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event will the Company issue to the Investor equity in the Company in excess of 18.5% of the issued and outstanding shares of the Company (on an as-issued basis) after giving effect to said issuance and any conversion event that will occur on or before such issuance (the “Equity Limit”). To the extent any portion of the Shares to be issued to the Investor would cause the Investor’s aggregate equity ownership in the Company to exceed the Equity Limit, the Company will issue to the Investor only the amount of Shares that will meet but not exceed such Equity Limit, and the Company will pay to the Investor an amount equal to the remainder of such Shares in cash.

(c)        The Company shall not be required to issue any Shares if the issuance of such Shares together with any previous issuances of Shares pursuant to this Agreement would exceed 19.9% of the Company’s outstanding ordinary shares as of the Execution Date (subject to appropriate adjustment for any stock split, stock dividend or other adjustment that occurs after the Execution Date) (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of The Nasdaq Stock Market for issuances of Shares in excess of such amount; it being acknowledged, for the avoidance of doubt, that the Company has no obligation to seek such approval. If such approval is not obtained, then to the extent any portion of the Shares to be issued to the Investor would cause the Company to issue Shares in excess of the Exchange Cap, the Company will issue to the Investor only the amount of Shares that will meet but not exceed such Exchange Cap, and the Company will pay to the Investor an amount equal to the remainder of such Shares in cash.

3.         Closing Date; Deliveries.

3.1       Closing Date. Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof, the applicable Closing of the purchase and sale of the Shares hereunder shall be held on the third (3rd) Business Day after the satisfaction of the conditions to such Closing set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at such Closing), at such other time, date and location as the parties may agree in writing. The date the applicable Closing occurs is hereinafter referred to as the “Closing Date.”

3.2       Deliveries.

(a)        Deliveries by the Company. At the applicable Closing, the Company shall issue the relevant Shares in book entry format, and the Company shall instruct its transfer agent to register such issuance at the time of such issuance. The Company shall also deliver at such Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to such Closing set forth in Section 7 of this Agreement have been fulfilled; and (iii) with respect to the Initial Closing, an Investor Agreement duly executed by the Company.

(b)        Deliveries by the Investor. At the applicable Closing, the Investor shall deliver, or cause to be delivered, to the Company (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized executive officer of the Investor certifying that the conditions to such Closing set forth in Section 8 of this Agreement have been fulfilled; and (iii) with respect to the Initial Closing, an Investor Agreement, duly executed by the Investor.

4.         Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

4.1       Organization, Good Standing and Qualification.

(a)        The Company has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands and has the power and authority to own, lease and operate its properties and to conduct its business as described in the Company SEC Documents, to enter into the Transaction Agreements to issue and sell the Shares and to carry out the other transactions contemplated by the Transaction Agreements.

(b)        The Company is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2       Capitalization and Voting Rights.

As of the date hereof, the authorized and issued share capital and outstanding shares in the capital of the Company are as set forth in the Company SEC Documents (except for issuances pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Company SEC Documents or pursuant to the exercise of convertible securities or options referred to in the Company SEC Documents.

All of the ordinary shares in the capital of the Company existing as of the date of this Agreement have been duly authorized and validly issued and are fully paid. None of the outstanding shares in the capital of the Company were issued in violation of the preemptive or other similar rights of any shareholder of the Company.

4.3       Subsidiaries. The Company has disclosed all of its subsidiaries required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K in an exhibit to its Annual Report on Form 20-F.

4.4       Authorization.

(a)        All requisite corporate action on the part of the Company, its directors and stockholders required by applicable Law or, assuming the accuracy of the Investor’s representation in Section 5.8, The Nasdaq Stock Market LLC for the authorization, execution and delivery by the Company of the Transaction Agreements and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the applicable Shares, has been taken.

(b)        This Agreement has been, and upon the execution and delivery of the Investor Agreement by the Company at the Initial Closing, the Investor Agreement will be, duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement by the Investor at the Initial Closing, this Agreement will constitute, and upon the due execution and delivery of the Investor Agreement by the Investor, the Investor Agreement will constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

4.5       No Defaults. The Company is not in default under or in violation of (a) its Organizational Documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound, except, in the case of subsections (b) and (c), as would not have a Material Adverse Effect. To the knowledge of the Company, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a default or violation by the Company under any of the foregoing, except, in the case of subsections (b) and (c), as would not have a Material Adverse Effect.

4.6       No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Company do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound or (c) violate or conflict with any of the provisions of the Company’s Organizational Documents, except, in the case of subsections (a) and (b), as would not have a Material Adverse Effect.

4.7       No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company in connection with the authorization, execution and delivery by the Company of any of the Transaction Agreements or with the authorization, issue and sale by the Company of the applicable Shares at the applicable

Closing, except (i) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and (iii) with respect to the Shares, the filing with The Nasdaq Stock Market LLC of, and the absence of unresolved issues with respect to, a Notification Form: Listing of Additional Shares (the “LAS”).

4.8       Valid Issuance of Shares. When issued, sold and delivered at the applicable Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws.

4.9       Litigation. Except as set forth in the Company SEC Documents, there is no action, suit, proceeding or investigation pending (of which the Company has received notice or otherwise has knowledge) or, to the Company’s knowledge, threatened, against the Company or which the Company intends to initiate which has had or is reasonably likely to have a Material Adverse Effect.

4.10     Licenses and Other Rights; Compliance with Laws. The Company has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance does not and would not have a Material Adverse Effect. To the Company’s knowledge, it has not taken any action that would interfere with the Company’s ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not have a Material Adverse Effect. The Company is and has been in compliance with all Laws applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance does not and would not have a Material Adverse Effect.

4.11     Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a)        Since December 31, 2017, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        The financial statements of the Company included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and in its quarterly reports on Form 6-K for the quarterly periods ended June 30, 2018, and March 31, 2018 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis throughout the periods involved, except in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes. Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

(c)        As of the date of this Agreement, the Ordinary Shares are listed on The Nasdaq Global Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act or delisting the Ordinary Shares from The Nasdaq Global Market. As of the date of this Agreement, the Company has not received any notification that, and has no knowledge that, the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.

4.12     Absence of Certain Changes. Except as disclosed in the Company SEC Documents, since December 31, 2017, there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect.

4.13     Offering. Subject to the accuracy of the Investor’s representations set forth in in this Agreement, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.14     No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

4.15     Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

5.         Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as set forth in Sections 5.1 through 5.11, that:

5.1       Organization; Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Investor has or will have all requisite power and authority to enter into the Transaction Agreements to which it is or will be a party, to purchase the applicable Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements to which it is or will be a party.

5.2       Authorization. All requisite action on the part of the Investor and its directors and stockholders, required by applicable Law for the authorization, execution and delivery by the Investor of the Transaction Agreements to which it is a party, and the performance of all of its obligations thereunder, including the subscription for and purchase of the Shares, has been taken or will be taken prior to the applicable Closing. This Agreement has been, and upon the execution and delivery of the Investor Agreement at the Initial Closing by the Investor, the Investor Agreement will be, duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3       No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except as would not impair or adversely affect the ability of the Investor to consummate the Transactions and perform its obligations under the Transaction Agreements and except, in the case of subsections (a) and (b) as would not have a material adverse effect on the Investor.

5.4       No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for and purchase of the Shares, except as required pursuant to the HSR Act.

5.5       Purchase Entirely for Own Account. The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares. The Investor does not have and will not have as of the applicable Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6       Disclosure of Information. The Investor has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7       Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8       Acquiring Person. As of the date of this Agreement and immediately prior to the applicable Closing, neither the Investor nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership), any other securities of the Company.

5.9       Restricted Securities. The Investor understands that the Shares, when issued, will be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect.

5.10     Legends. The Investor understands that the certificates representing the Shares shall bear the following legends:

(a)        “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to ProQR Therapeutics N.V.) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”;

(b)        any legend required by applicable state securities Laws; and

(c)        “The securities represented by this certificate are subject to and shall be transferable only upon the terms and conditions of an Investor Agreement dated as of October 26, 2018, by and between ProQR Therapeutics N.V. and the other parties signatory thereto, a copy of which is on file with the Secretary of ProQR Therapeutics N.V.”

6.         Investor’s Conditions to Closing. The Investor’s obligation to purchase the Shares at a Closing is subject to the fulfillment as of such Closing of the following conditions (unless waived in writing by the Investor):

6.1       Representations and Warranties. (a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided,  however, that for purposes of this Section 6.1, all such representations and warranties of the Company shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein (other than any reference to “material” in Sections 4.11(a) and 4.11(b)), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

6.2       Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3       Investor Agreement. The Company shall have duly executed and delivered to the Investor, pursuant to Section 3.2(a) of this Agreement, the Investor Agreement, and such agreement shall be in full force and effect.

6.4       License Agreement. The Company shall have duly executed and delivered to the Investor the License Agreement at the Initial Closing, and there shall have been no termination of the License Agreement that, as of the applicable Closing, is effective.

7.         Company’s Conditions to Closing. The Company’s obligation to issue and sell the applicable Shares at a Closing is subject to the fulfillment as of such Closing of the following conditions (unless waived in writing by the Company):

7.1       Representations and Warranties. The representations and warranties made by the Investor (a) in Section 5 hereof (other than Sections 5.4 and 5.6 hereof) shall be true and correct and (b) in Sections 5.4 and 5.6 hereof shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).

7.2       Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3       Investor Agreement. The Investor shall have duly executed and delivered to the Company, pursuant to Section 4.4(b) of this Agreement, the Investor Agreement, and (subject to execution by the Company) such agreement shall be in full force and effect.

7.4       License Agreement. The Investor shall have duly executed and delivered to the Company the License Agreement as of the Initial Closing, and there shall have been no termination of the License Agreement that, as of applicable Closing, is effective.

8.         Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate a Closing is subject to the fulfillment as of such Closing Date of the following conditions:

8.1       HSR Act and Other Qualifications. The filings required under the HSR Act in connection with this Agreement shall have been made and the required waiting period shall have expired or been terminated as of such Closing Date, and all other authorizations, consents, waivers, permits, approvals, qualifications and registrations to be obtained or effected with any Governmental Authority, including, without limitation, necessary blue sky permits and qualifications required by any state for the offer and sale to the Investor of the applicable Shares, shall have been duly obtained and shall be in effect as of such Closing Date.

8.2       Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that questions the validity of any of the Transaction Agreements, the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.3       No Prohibition. (a) No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect; and (b) there shall be no unresolved issues with The Nasdaq Stock Market LLC with respect to the LAS.

8.4       Milestones. (a) With respect to the Second Closing, the Second Installment Milestone shall have been achieved in accordance with Section 5.1 of the License Agreement; (b) with respect to the First Development Milestone Closing, the First Development Milestone shall have been achieved in accordance with Section 5.2 of the License Agreement, and the Company shall have determined, in its sole discretion, to pay the First Development Milestone Payment in its Ordinary Shares pursuant to the terms and conditions of this Agreement and the License Agreement; and (c) with respect to the Second Development Milestone Closing, the Second Development Milestone shall have been achieved in accordance with Section 5.2 of the License Agreement, and the Company shall have determined, in its sole discretion, to pay the Second Development Milestone Payment in its Ordinary Shares pursuant to the terms and conditions of this Agreement and the License Agreement.

9.         Termination.

9.1       Ability to Terminate. This Agreement may be terminated at any time prior to a Closing by:

(a)        mutual written consent of the Company and the Investor;

(b)        upon the termination of the License Agreement pursuant to its terms;

(c)        either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the applicable Closing set forth in Section 8 shall have become incapable of fulfillment by the November 26, 2018 date following the applicable

Triggering Event, and shall not have been waived in writing by the other party; provided,  however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the November 26, 2018 date following the applicable Triggering Date, as applicable;

(d)        the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1 or 6.2, as applicable, could not be satisfied by the Closing Date, (i) upon a breach of any covenant or agreement on the part of the Investor set forth in this Agreement, or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1, 7.2, 7.3 or 7.4, as applicable, could not be satisfied by the applicable Closing Date;

(e)        the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1 or 7.2, as applicable, could not be satisfied by the Closing Date, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2, 6.3 or 6.4, as applicable, could not be satisfied by the applicable Closing Date.

9.2       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (a) this Agreement (except for this Section 9.2 and Article XI (other than Section 11.13), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided,  however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement. In the event of a termination of this Agreement pursuant to Section 9.1, the First Installment, Second Installment, First Development Milestone Payment and Second Development Milestone Payment, as applicable, will be paid in cash when due.

10.       Additional Covenants and Agreements.

10.1     Market Listing. From the date hereof through the applicable Closing Date, Company shall use all reasonable efforts to (a) maintain the listing and trading of the Ordinary Shares on The Nasdaq Global Market and (b) effect the listing of the applicable Shares on The Nasdaq Global Market, including submitting a notice of listing of additional shares with respect to the Shares to The Nasdaq Stock Market LLC no later than fifteen (15) calendar days prior to the Closing Date.

11.       Miscellaneous.

11.1     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.

11.2     Waiver. Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

11.3     Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit C attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either party may change its address by giving notice to the other party in the manner provided above.

11.4     Entire Agreement. This Agreement, the License Agreement and the Investor Agreement (once executed), contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

11.5     Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

11.6     Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.7     Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.8     Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company.

11.9     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

11.11   Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.12   No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party.

11.13   Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the applicable Closing for eighteen (18) months. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

11.14   Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.15   Expenses. Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

IONIS PHARMACEUTICALS, INC.
By:
Name: Stanley T. Crooke
Title: Chief Executive Officer

PROQR THERAPEUTICS N.V.

By:
Name:
Title:

Signature Page to Stock Purchase Agreement